   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1999

                                               Registration No. 333-____________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ENZO BIOCHEM, INC.
                              --------------------
             (Exact name of Registrant as specified in its charter)

                                    NEW YORK
                              --------------------
         (State or other jurisdiction of incorporation or organization)

                                   13-2866202
                              --------------------
                      (I.R.S. Employer Identification No.)

            60 EXECUTIVE BOULEVARD, FARMINGDALE, NEW YORK      11735
            -----------------------------------------------------------
            (Address of Principal Executive Offices)         (Zip Code)

                    ENZO BIOCHEM, INC. 1999 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                 Barry W. Weiner
                               Enzo Biochem, Inc.
                             60 Executive Boulevard
                           FARMINGDALE, NEW YORK 11735
                           ---------------------------
                     (Name and Address of Agent For Service)

                                 (516) 755-5500
                                 --------------
          (Telephone Number, Including Area Code, of Agent For Service)

                        Copies to: Robert H. Cohen, Esq.
                     Morrison Cohen Singer & Weinstein, LLP
                              750 Lexington Avenue
                            New York, New York 10022
                                 (212) 735-8600

================================================================================

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
    Title of Securities     Amount to be        Proposed Maximum           Proposed Maximum          Amount of
     to be Registered        Registered     Offering Price Per Share   Aggregate Offering Price   Registration Fee
     ----------------        ----------     ------------------------   ------------------------   ----------------
==================================================================================================================
Common Stock, par value
$0.01 per share             335,500(1)(2)           $9.74(3)                  $3,267,770             $908.44(6)
==================================================================================================================
Common Stock, par value
$0.01 per share             614,500(2)(4)          $26.9375(5)               $16,553,094           $4,601.76(6)
==================================================================================================================

                                               Total Registration Fee . . . . . . . . . . . . . .  $5,510.20(6)

==================================================================================================================

----------
(1) Shares of common stock of Enzo Biochem, Inc. issuable upon stock options which have been granted under the Enzo Biochem, Inc. 1999 Stock Option Plan.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) promulgated under the Securities Act of 1933 upon the average exercise price.

(4) Shares of common stock of Enzo Biochem, Inc. issuable upon the grant of stock options available for grant under the Enzo Biochem, Inc. 1999 Stock Option Plan.

(5) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices for the common stock on The American Stock Exchange September 8, 1999.

(6)   Calculated pursuant to Section 6 under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         Enzo Biochem, Inc., a New York corporation, incorporates by reference the documents listed below into this Registration Statement on Form S-8. All documents subsequently filed by Enzo Biochem, Inc. pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents:

                  1. Annual Report on Form 10-K for the fiscal year ended July 31, 1998;

                  2. Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998;

                  3. Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 1999;

                  4. Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 1999;

                  5. Definitive proxy statement filed with the SEC on November 25, 1998 pursuant to Regulation 14A under the Securities Exchange Act of 1934; and

                  6. The description of our common stock set forth in our Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 on Form 8-A on, and any amendment or report filed for the purpose of updating any such description.

ITEM 4. DESCRIPTION OF SECURITIES.

                  Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Certificate of Incorporation states the following:

                  "Article 8. The Corporation shall, to the fullest extent permitted by the Business Corporation Law of the States of New York, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters as provided under Articles of Seven of the Business Corporation Law of the State of New York.

                  "Article 12. No director of the Corporation shall be liable to the Corporation or its shareholders for damage for any breach of duty in such capacity, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law or (ii) for any act or omission prior to July 8, 1988."

         ARTICLE V of the Registrant's By-Laws provides as follows:

                  "Section 1. INDEMNIFICATION-THIRD PARTY AND DERIVATIVE
                  ACTIONS.

                  "(a) The Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, by reason of the fact that he, his corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with any such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or proceeding or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                   "(b) The Corporation shall indemnify any person made, or threatened to be made, a party to an action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, or of any partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if
(i) his acts were committed in bad faith or were the result of his active and deliberate dishonesty and were material to such action or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

                  "(c) The termination of any civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such person has not met the standard of conduct set forth in this Section 1. (d) For the purpose of this Section 1: (i) the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involve services by, such person to the plan or participants or beneficiaries of the plan; and (ii) excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines.

         "Section 2. PAYMENT OF INDEMNIFICATION; REPAYMENT

                  "(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section I of this Article V shall be entitled to indemnification as authorized in such Section.

                  "(b) Except as provided in paragraph (a) of this Section 2, any indemnification under Section 1 of this Article V, unless ordered by a court, shall be made by the Corporation only if authorized in the specific case:
(i) by the Board of Directors acting by a quorum consisting of directors who are not parties to the action or proceeding giving rise to the indemnity claim upon a finding that the director or officer has met the standard of conduct set forth in Section I of this Article V; or (ii) if a quorum under the foregoing clause
(i) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs: (A) by the Board of Directors upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the standard of conduct set forth in Section I of this Article V has been met by such director or officer, or (B) by the shareholders of the Corporation upon a finding that the director or officer has met such standard of conduct.

                  "(c) Expenses Incurred by a director or officer in defending a civil or criminal action or proceeding shall be paid by the Corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount incase he is ultimately found, in accordance with this Article V, not to be entitled to indemnification or, where indemnity is granted, to the extent the expenses so paid exceed the indemnification to which he is entitled.

                  "(d) Any indemnification of a director or officer of the Corporation under Section I of this Article V, or advancement of expenses under paragraph(c) of this Section 2, shall be made promptly, and in any event within 60 days, upon the written request of the director of officer.

         "Section 3. ENFORCEMENT; DEFENSES.

                  "The right to indemnification or advancement of expenses granted by this Article V shall be enforceable by the director or officer in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days after written request by the director or officer. Such person's expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advancement of expenses under Section 2 of this Article V where the required undertaking has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section I of this Article V, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its shareholders) to have made a determination that indemnification of the claimant is proper in the circumstances, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its shareholders) that indemnification of the claimant is not proper in the circumstances, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification.

         "Section 4. SURVIVAL, SAVINGS CLAUSE; PRESERVATION OF OTHER RIGHTS.

                  "(a) The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while these provisions, as well as the relevant provisions of the New York Business Corporation Law, are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a contract fight may not be modified retroactively without the consent of such director or officer.

                  "(b) If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer of the Corporation against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with any actual or threatened action or proceeding, whether civil or criminal, including any actual or threatened action by or in the right of the Corporation, or any appeal therein, to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the full extent permitted by applicable law.

                  "(c) The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation is hereby authorized to provide further indemnification if it deems advisable by resolution of shareholders or directors, by amendment of these by-laws or by agreement.

         "Section 5. INSURANCE.

                  "The Corporation may purchase and maintain insurance:

                  "(a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this Article V,

                  "(b) to indemnify directors and officers in instances in which they may be indemnified by the Corporation under the provisions of this Article V, and

                  "(c) to indemnify directors and officers in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article V, provided that the contract of insurance covering such directors and officers pursuant to the foregoing paragraph (c) of Section 4 of this
Article V shall provide, in a manner acceptable to the superintendent of insurance, for retention amount and for co-insurance, and provided, further, that no insurance under this Article V may provide for any payment, other than the cost of defense, to or on behalf of any director or officer if a judgment or other final adjudication adverse to the insured director or officer establishes
(i) that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated or (ii) that the director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         "Section 6. INDEMNIFICATION OF PERSONS NOT DIRECTORS OR OFFICERS OF THE CORPORATION.

                  "The Corporation may, by resolution adopted by the Board of directors of the Corporation, indemnify any person not a director or officer of the Corporation, who is made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate, is or was an employee or other agent of the Corporation, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred in connection with such action or proceeding, or any appeal therein, provided that no indemnification may be made to or on behalf of such person if (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and such acts were material to such action or proceeding, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         "Section 7. RETROACTIVITY.

                  "The right to indemnification conferred by this Article V shall be retroactive to events occurring prior to the adoption f this Article V to the fullest extent permitted by law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.

ITEM 8. EXHIBITS.

      4.1   Enzo Biochem, Inc. 1999 Stock Option Plan.

      5.1   Opinion of Morrison Cohen Singer & Weinstein, LLP

      23.1 Consent of Morrison Cohen Singer & Weinstein, LLP (included in its Opinion filed as Exhibit 5 hereto)

      23.2  Consent of Ernst & Young LLP, independent auditors

      24.1 Powers of Attorney (included on the signature page of this Registration Statement)

ITEM 9. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a) Rule 415 Offering.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmingdale, State of New York, on this 14th day of September 1999.


                                              ENZO BIOCHEM, INC.


                                              /s/ ELAZAR RABBANI
                                              ------------------
                                              Elazar Rabbani, Ph.D.
                                              Chairman of the Board

                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Elazar Rabbani, with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

       Signature                          Title                          Date
       ---------                          -----                          ----
/s/ ELAZAR RABBANI, PH.D.    Chairman of the Board and Chief      September 14, 1999
-------------------------    Executive Officer (principal
Elazar Rabbani               executive officer)


/s/ SHAHRAM K. RABBANI       Chief Operating Officer, Treasurer,  September 14, 1999
-------------------------    Secretary and Director (principal
Shahram K. Rabbani           financial and accounting officer)


/s/ BARRY W. WEINER          President and Director               September 14, 1999
-------------------------
Barry W. Weiner


/s/ JOHN J. DELUCCA          Director                             September 14, 1999
-------------------------
John J. Delucca


/s/ JOHN B. SIAS             Director                             September 14, 1999
-------------------------
John B. Sias

                                  EXHIBIT INDEX

No.   Description
---   -----------

4.1   Enzo Biochem, Inc. 1999 Stock Option Plan.

5.1   Opinion of Morrison Cohen Singer & Weinstein, LLP.

23.1 Consent of Morrison Cohen Singer & Weinstein, LLP (included in its Opinion filed as Exhibit 5 hereto).

23.2  Consent of Ernst & Young, LLP

24.1 Powers of Attorney (included on the signature page of this Registration Statement).